EXHIBIT 2


		     AGREEMENT  AND  PLAN  OF  MERGER

			       dated as of

			    December 13, 2000



				between


		      THERMACORE INTERNATIONAL, INC.


				  and


		       MODINE MANUFACTURING COMPANY






































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			   TABLE OF CONTENTS
			      -----------

							       Page
							       ----

TABLE OF CONTENTS                                                I

ARTICLE 1                                                        1

     SECTION 1.1. MERGER                                         1
     SECTION 1.2. SURRENDER AND PAYMENT                          2
     SECTION 1.3. THE MERGER DATE                                4
     SECTION 1.4. STOCK OPTIONS OF THE COMPANY                   5
     SECTION 1.5. FRACTIONAL SHARES                              6
     SECTION 1.6. DISSENTING SHARES                              6
     SECTION 1.7. AGGREGATE CONSIDERATION; EXCHANGE RATIO;
		    VALUATION OF BUYER COMMON STOCK              7

ARTICLE 2                                                        8

     SECTION 2.1. ARTICLES OF INCORPORATION; BYLAWS              8
     SECTION 2.2. DIRECTORS AND OFFICERS                         8

ARTICLE 3                                                        8

     SECTION 3.1. CORPORATE EXISTENCE AND POWER                  9
     SECTION 3.2. CORPORATE AUTHORIZATION                        9
     SECTION 3.3. GOVERNMENTAL AUTHORIZATION                     9
     SECTION 3.4. NON-CONTRAVENTION                             10
     SECTION 3.5. CAPITALIZATION                                10
     SECTION 3.6. SUBSIDIARIES                                  11
     SECTION 3.7. FINANCIAL STATEMENTS                          12
     SECTION 3.8. DISCLOSURE DOCUMENTS                          12
     SECTION 3.9. ABSENCE OF CERTAIN CHANGES                    13
     SECTION 3.10. NO UNDISCLOSED MATERIAL LIABILITIES          14
     SECTION 3.11. LITIGATION; INVESTIGATIONS                   14
     SECTION 3.12. TAXES                                        14
     SECTION 3.13. ERISA AND LABOR MATTERS                      15
     SECTION 3.14. COMPLIANCE WITH LAWS                         18
     SECTION 3.15. INTELLECTUAL PROPERTY RIGHTS                 18
     SECTION 3.16. ENVIRONMENTAL MATTERS                        20
     SECTION 3.17. FINDERS FEES                                 21
     SECTION 3.18. TITLE TO AND CONDITION OF PROPERTIES         22
     SECTION 3.19. CONTRACTS                                    22
     SECTION 3.20. ACCOUNTS RECEIVABLE                          23
     SECTION 3.21. RELATIONSHIPS WITH CUSTOMERS AND
		     SUPPLIERS                                  23
     SECTION 3.22. PRODUCT WARRANTIES AND LIABILITIES           24
     SECTION 3.23. AFFILIATE TRANSACTIONS                       24
     SECTION 3.24. INSURANCE                                    24



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
     SECTION 3.25. POOLING OF INTERESTS TREATMENT               25
     SECTION 3.26. INVENTORIES                                  25
     SECTION 3.27. NO GUARANTIES; EXTENSIONS OF CREDIT          25
     SECTION 3.28. RELATIONSHIPS WITH SALES REPRESENTATIVES     26
     SECTION 3.29. PERMITS                                      26
     SECTION 3.30. RELATIONSHIPS WITH JOINT VENTURE PARTNERS    26

ARTICLE 4                                                       27

     SECTION 4.1. CORPORATE EXISTENCE AND POWER                 27
     SECTION 4.2. CORPORATE AUTHORIZATION                       27
     SECTION 4.3. GOVERNMENTAL AUTHORIZATION                    27
     SECTION 4.4. NON-CONTRAVENTION                             28
     SECTION 4.5. SEC FILINGS                                   28
     SECTION 4.6. FINANCIAL STATEMENTS                          29
     SECTION 4.7. DISCLOSURE DOCUMENTS                          29
     SECTION 4.8. ABSENCE OF CERTAIN CHANGES                    30
     SECTION 4.9. NO UNDISCLOSED MATERIAL LIABILITIES           30
     SECTION 4.10. FINDERS FEES                                 30
     SECTION 4.11. PERMITS                                      30
     SECTION 4.12. POOLING OF INTERESTS TREATMENT               31

ARTICLE 5                                                       31

     SECTION 5.1. CONDUCT OF THE COMPANY                        31
     SECTION 5.2. SHAREHOLDER MEETING; PROXY MATERIALS          35
     SECTION 5.3. OTHER OFFERS                                  36
     SECTION 5.4. INTELLECTUAL PROPERTY MATTERS                 36
     SECTION 5.5. AFFILIATE LETTERS                             36
     SECTION 5.6. ACCESS TO INFORMATION                         37

ARTICLE 6                                                       37

     SECTION 6.1. CONDUCT OF BUYER                              38
     SECTION 6.2. DEPARTMENTS                                   38
     SECTION 6.3. REGISTRATION STATEMENT                        38
     SECTION 6.4. LISTING ON NASDAQ                             38
     SECTION 6.5. ORGANIZATIONAL STRUCTURE                      38
     SECTION 6.6. BOARD OF DIRECTORS                            38

ARTICLE 7                                                       39

     SECTION 7.1. COMMERCIALLY REASONABLE EFFORTS               39
     SECTION 7.2. COOPERATION                                   39
     SECTION 7.3. PUBLIC ANNOUNCEMENTS                          39
     SECTION 7.4. FURTHER ASSURANCES                            40
     SECTION 7.5. NOTICES OF CERTAIN EVENTS                     40
     SECTION 7.6. DIRECTOR AND OFFICER LIABILITY                40
     SECTION 7.7. GOVERNMENTAL AUTHORIZATION                    42
     SECTION 7.8. CERTAIN CORPORATE MATTERS                     42
     SECTION 7.9. EMPLOYMENT                                    42
     SECTION 7.10. TAX-FREE REORGANIZATION                      42


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     SECTION 7.11. POOLING                                      42

ARTICLE 8                                                       43

     SECTION 8.1. CONDITIONS TO THE OBLIGATIONS OF EACH
		    PARTY                                       43
     SECTION 8.2. CONDITIONS TO THE OBLIGATIONS OF BUYER        44
     SECTION 8.3. CONDITIONS TO THE OBLIGATIONS OF THE
		    COMPANY                                     45

ARTICLE 9                                                       45

     SECTION 9.1. TERMINATION                                   45
     SECTION 9.2. EFFECT OF TERMINATION                         46

ARTICLE 10                                                      46

     SECTION 10.1. NOTICES                                      46
     SECTION 10.2. ENTIRE AGREEMENT; NON-SURVIVAL OF
		     REPRESENTATIONS AND WARRANTIES;
		     NO THIRD PARTY BENEFICIARIES               48
     SECTION 10.3. AMENDMENTS; NO WAIVERS                       48
     SECTION 10.4. EXPENSES                                     49
     SECTION 10.5. DOLLAR AMOUNTS                               49
     SECTION 10.6. SUCCESSORS AND ASSIGNS                       49
     SECTION 10.7. GOVERNING LAW                                49
     SECTION 10.8. COUNTERPARTS; EFFECTIVENESS                  49


























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
			     DEFINITIONS


1933 Act                                                         9
1934 Act                                                         9
Adjusted Option                                                  5
Affiliate                                                        2
Articles of Merger                                               4
Benefit Arrangements                                            16
Buyer                                                            1
Buyer 10-K                                                      28
Buyer 10-Qs                                                     28
Buyer Balance Sheet                                             28
Buyer Balance Sheet Date                                        28
Buyer Common Stock                                               1
Buyer Disclosure Documents                                      29
Buyer Disclosure Schedule                                       26
Buyer Option Plan                                                5
Buyer Party                                                     27
Buyer SEC Disclosure Documents                                  29
Buyer SEC Documents                                             28
Claim                                                           40
Code                                                             5
Company                                                      1, 21
Company Balance Sheet                                           12
Company Disclosure Documents                                    12
Company Disclosure Schedule                                      8
Company Securities                                              11
Company Shareholder Meeting                                     35
Company Stock                                                    1
Company Stock Options                                            5
Company Stock Plans                                              5
Company Subsidiary Securities                                   11
Contract                                                        22
D&O Insurance                                                   41
defined benefit plan                                            16
employee benefit plan                                           15




















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employee pension benefit plan                                   15
Employee Plans                                                  15
Environmental Laws                                              20
Environmental Permits                                           21
ERISA                                                           15
ERISA Affiliate                                                 15
Exchange Agent                                                   2
Form S-4                                                        29
Governmental Authority                                           9
Hazardous Substance                                             21
HSR Act                                                          9
Indemnified Party                                               40
Intellectual Property                                           18
Lien                                                            10
Material Adverse Effect                                          9
Merger                                                           1
Merger Date                                                      4
Merger Sub                                                       1
Merger Sub Common Stock                                          2
multiemployer plan                                              16
Pennsylvania Law                                                 2
Pension Plans                                                   16
Person                                                           2
Pre-Merger Matters                                              40
Product Liability                                               23
Required Shareholder Vote                                        9
Series A Preferred Stock                                        10
Subsequent Buyer SEC Documents                                  28
Subsidiary                                                       2
Subsidiary of the Company                                       21
Surviving Corporation                                            1
Surviving Corporation Common Stock                               2
Tax Return                                                      15
Taxes                                                           15
Taxing Authorities                                              15
U.S. GAAP                                                       12

		    AGREEMENT  AND  PLAN  OF  MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2000 (this "Agreement"), is entered into between Modine Manufacturing Company, a Wisconsin corporation ("Buyer"), and Thermacore International, Inc., a Pennsylvania corporation (the "Company"). The parties intend that the Merger (as defined herein) shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein) and that this Agreement shall constitute a plan of reorganization for purposes of Section 368(a) of the Code and be treated for financial reporting purposes as a pooling of interests.

     The parties hereto agree as follows:

			       ARTICLE 1

			      THE MERGER

     Section 1.1. Merger. (a) The Buyer shall form a new Pennsylvania corporation as a wholly-owned subsidiary ("Merger Sub"). Upon the terms and subject to the conditions set forth herein, on the Merger Date, the Buyer shall cause Merger Sub to merge into the Company (the "Merger") and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

     (b) Pursuant to the Merger:

	  (i) Each share of common stock, $.01 par value, of the Company (the "Company Common Stock") held by the Company or any Subsidiary of the Company as treasury stock or by Buyer, in each case immediately prior to the Merger Date, shall be canceled and no payment shall be made with respect thereto;

	 (ii) Each share of Company Common Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in
     Section 1.1(b)(i), be converted into the right to receive a number of shares of common stock of the Buyer, $0.625 par value ("Buyer Common Stock"), equal to the Exchange Ratio, as defined in Section 1.7(b);

	(iii) Each share of the Series A Convertible Preferred Stock, $.01 par value, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Stock") outstanding immediately prior to the Merger Date shall be converted into the right to receive that number of shares of Buyer Common Stock which the holder of a share of Company Preferred Stock would have been entitled to receive under Section 1.1(b)(ii) if the share of Company Preferred Stock had been converted into Company Common Stock immediately prior to the Merger; and

	 (iv) At the Merger Date, each share of common stock of Merger Sub ("Merger Sub Stock") outstanding immediately prior to the Merger Date shall be converted into an equal number of shares of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     From and after the Merger Date, all shares of Company Stock converted in accordance with Section 1.1(b)(ii) and (iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the number of shares of Buyer Common Stock set forth in Section 1.1(b)(ii) or (iii), as applicable (collectively, the "Merger Consideration"), the right to exercise dissenters' rights in accordance with, and subject to the provisions of, the Pennsylvania Business Corporation Law (the
"Pennsylvania Law") and the other rights specified in this Agreement.
From and after the Merger Date, all certificates representing Merger
Sub Common Stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with Section 1.1(b)(iv). For purposes of this Agreement, "Subsidiary", when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, an "Affiliate", when used with respect to any Person, means any other Person who is, or is deemed to be, an affiliate of such Person within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder (the "1933 Act").

     Section 1.2. Surrender and Payment (a) Prior to the Merger Date, Buyer shall appoint an agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, certificates representing the Buyer Common Stock constituting the Merger Consideration to be paid in exchange for shares of Company Stock, in accordance with the terms of
Section 1.1(b). Promptly after the Merger Date, Buyer shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock whose shares were converted into a right to receive the Merger Consideration in accordance with Section 1.1(b)(ii) or
(iii) at the Merger Date a letter of transmittal for use in such

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exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to certificates representing shares of Company Stock shall pass, only upon proper delivery of the certificates representing shares of Company Stock to the Exchange Agent).

     (b) Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares of Company Stock, will be entitled to receive (i) the Merger Consideration payable in respect of such shares of Company Stock,
(ii) cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 1.5, and (iii) certain dividends or other distributions in accordance with Section 1.2(f). Until so surrendered, each such certificate shall, after the Merger Date, represent for all purposes only the right to receive (i) the Merger Consideration, (ii) cash in lieu of any fractional shares pursuant to Section 1.5 and (iii) certain dividends or other distributions in accordance with Section 1.2(f). The Merger Consideration paid pursuant to this Article 1 upon surrender of certificates representing shares of Company Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock represented thereby.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Merger Date, there shall be no further registration of transfers of shares of Company Stock. If, after the Merger Date, certificates representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.2(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Merger Date shall be returned to Buyer, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Merger Consideration in accordance with this Section 1.2 prior to that time shall thereafter look only to Buyer for his claim for (i) the Merger Consideration, (ii) any cash in lieu of any fractional shares pursuant to Section 1.5 and (iii) certain dividends or other distributions in accordance with Section 1.2(f). Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable escheat or abandoned


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

property laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Merger Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claim or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to the Buyer Common Stock constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered certificate representing Company Stock until such certificates are surrendered as provided in this
Section 1.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Buyer Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Date payable prior to or on the date of such surrender with respect to such whole shares of Buyer Common Stock, and not paid, and the amount of cash payable in lieu of any fractional shares pursuant to Section 1.5, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Buyer Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. Buyer shall make available to the Exchange Agent cash for these purposes.

     (g) If any certificate representing Company Stock that was converted into a right to receive the Merger Consideration in accordance with Section 1.1(b)(ii) or (iii) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate (i) the applicable Merger Consideration,
(ii) cash in lieu of any fractional shares pursuant to Section 1.5 and
(iii) any unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof in accordance with Section 1.2(f).

     Section 1.3. The Merger Date. As soon as practicable after the satisfaction or, to the extent permitted hereunder or under applicable law, waiver of all conditions to the Merger, but in no event later than three
(3) calendar days after the later of the dates on which the conditions set forth in Section 8.1(a) and 8.1(b) of this Agreement are satisfied, or on such other date as shall have been mutually agreed upon by the parties,
(a) the Company shall file, and the Buyer shall cause Merger Sub to file, a copy of this Agreement or, to the extent permitted by the Pennsylvania Law, Articles of Merger (the "Articles of Merger") with the Pennsylvania

Secretary of State and make all other filings or recordings required by the Pennsylvania Law in connection with the Merger and (b) the Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State, or at such later date or time as Buyer and the Company shall agree and shall be specified in the Articles of Merger (such time and date are referred to as the "Merger Date").

     Section 1.4. Stock Options of the Company. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Company Stock Plans, as defined below) shall adopt such resolutions or take such other actions as may be required to effect the following.

	   (i) adjust, in accordance with their terms, the terms of all outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") granted under the plans or arrangements providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company listed in
     Section 1.4 of the Company Disclosure Schedules (as defined in the preamble to Article 3) (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Merger Date, each Company Stock Option outstanding immediately prior to the Merger Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

	  (ii) make such other changes, if any, to the Company Stock Plans and Company Stock Options as Buyer and the Company may agree are appropriate solely to give effect to the Merger and consistent with the parties' intent that the Merger be treated for financial reporting purposes as a pooling of interests.

     (b) Notwithstanding Section 1.4(a), the adjustments provided in
Section 1.4(a) with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be and are intended to be effected in a manner which is consistent, to the extent permitted by applicable law, with Section 424(a) of the Code.




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

     (c) Prior to the Merger Date, Buyer shall adopt an option plan (the "Buyer Option Plan") which shall provide for the issuance of the Adjusted Options at the Merger Date and by virtue of the Merger, and without the need of any further corporate action, Buyer shall assume all obligations of the Company under the Company Stock Plans, including with respect to the Company Stock Options outstanding at the Merger Date.

     (d) Within two (2) business days after the Merger Date, Buyer shall prepare and file with the SEC a registration statement on Form S-8 (and on Form S-3, if required) registering a number of shares of Buyer Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

     (e) As soon as practicable after the Merger Date, Buyer shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.4 after giving effect to the Merger).

     (f) A holder of an Adjusted Option may exercise such Adjusted Option in accordance with its terms.

     (g) Except to the extent required under the respective terms of the Company Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Buyer as set forth above.

     Section 1.5. Fractional Shares. No fractional shares of Buyer Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Buyer Common Stock will be entitled to receive a cash payment in lieu of such fractional shares of Buyer Common Stock equal to such fraction times the Buyer Average Price (as defined in Section 1.7(b) of this Agreement). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any functional shares of Buyer Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Stock without interest.

     Section 1.6. Dissenting Shares. Notwithstanding Section 1.1, shares of Company Stock outstanding immediately prior to the Merger Date and held by a holder who has not voted in

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

favor of the Merger and who has exercised dissenters' rights in respect of such shares of Company Stock in accordance with the Pennsylvania Law shall not be converted into a right to receive the applicable Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters rights. Shares of Company Stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Section 1575 of the Pennsylvania Law. If after the Merger Date such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair value for shares of Company Stock under Pennsylvania Law, such shares of Company Stock shall be treated as if they had been converted as of the Merger Date into a right to receive the applicable Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the exercise of dissenters rights with respect to shares of Company Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. In the event any amounts shall become due and payable in respect of any such demands, such amounts shall be paid by the Surviving Corporation.


     Section 1.7. Aggregate Consideration; Exchange Ratio; Valuation of Buyer Common Stock. (a) For purposes of this Agreement, the aggregate consideration to be paid in exchange for the Company Stock in the Merger shall be ninety-three million five hundred forty-two thousand dollars ($93,542,000) (the "Aggregate Consideration"). The "Per Share Consideration" shall equal the Aggregate Consideration divided by 3,569,825, which, as of the date of this Agreement, equals the sum of the number of outstanding shares of Company Common Stock, the number of shares of Company Common
Stock into which the outstanding Company Preferred Stock is convertible, and the number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Options, whether vested or unvested as of the date of this Agreement.

     (b) The Exchange Ratio shall equal the Per Share Consideration divided by the Buyer Average Price (as defined below), with the quotient being rounded to the nearest one one hundred thousandth of a point. The "Buyer Average Price" means the unweighted average of the last-sale prices for the Buyer Common Stock, as reported on The Nasdaq Stock Market, for the twenty (20) trading days ending on the fifth trading day (the "Valuation Date") preceding the Merger Date, but not more than $32.00 nor less than $22.08.

     (c) If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period or any similar transaction or event (each a "Share Change"), the minimum and maximum Buyer Average Price set forth in Section 1.7(b) shall be changed by multiplying each such number by the Adjustment Ratio (as defined herein). The "Adjustment Ratio" shall be the number obtained by dividing the number


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

of shares of Buyer Common Stock issued and outstanding immediately prior to the Share Change by the number of shares of Buyer Common Stock issued and outstanding immediately after the Share Change.


			     ARTICLE 2

		      THE SURVIVING CORPORATION

     Section 2.1. Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of the Merger Sub in effect at the Merger Date shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable law, except for Article I thereof which shall include the name of the Surviving Corporation designated by Buyer. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Company and Merger Sub, all of the properties and assets and all of the debts of the Company and Merger Sub, and all choses in action and other interests due or belonging to the Company and Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Company and Merger Sub with the effect set forth in the Pennsylvania Law.

     Section 2.2.  Directors and Officers.  From and after the Merger
Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub immediately prior to the Merger Date shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Merger Date shall be the officers of the Surviving Corporation. On or prior to the Merger Date, the Company shall deliver to Buyer evidence satisfactory to Buyer of the resignations (to be effective as of the Merger Date) of those directors of the Company and/or its Subsidiaries, and, without affecting their employment status or any rights they may have under any severance agreement, employment agreement or similar arrangement disclosed in the Company Disclosure Schedules, those officers of the Company and/or its Subsidiaries whose resignations as a director or officer have been requested by the Buyer.


				  ARTICLE 3

		   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule of the Company attached hereto (the "Company Disclosure Schedules") or as otherwise provided herein, the Company represents and warrants to Buyer that:

     Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations, assets or results of operations of such Person and its Subsidiaries taken as a whole, or that would or would reasonably be expected to, materially impair the ability of such Person to perform its obligations under this Agreement. Section 3.1 of the Company Disclosure Schedules includes a list of all jurisdictions in which the Company or any Subsidiary of the Company is duly qualified to conduct business, and complete and correct copies of the Company's articles of incorporation and by-laws, each as amended to date, are included in the set of due diligence documents delivered by the Company to the Buyer concurrently with this Agreement (the "Company Disclosure Documents").

     Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company's corporate powers and, except for the required approval of the shareholders of the Company in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote on the Merger and the affirmative vote of two-thirds of the holders of the Company Preferred Stock, voting as a class, (collectively, the "Required Shareholder Vote") are the only votes of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     (b) The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Merger), and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company, subject to the terms hereof.

     Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority ("Governmental Authority") other than
(a) the filing of the Articles of Merger in accordance with the Pennsylvania Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (d) compliance with any applicable requirements of the 1933 Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; and
(f) immaterial actions or filings relating to ordinary operational matters.

     Section 3.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, (a) assuming receipt of the Required Shareholder Vote, contravene or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (c) except as set forth in
Section 3.4 of the Company Disclosure Schedules, constitute a default (or an event which with notice, the lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, (d) except as set forth in Section 3.4 of the Company Disclosure Schedules, require any action or consent or approval of any Person other than a Governmental Authority or (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     Section 3.5. Capitalization. The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock and (ii) 62,500 shares of Company Preferred Stock, all of which are designated as Series A Convertible Preferred Stock. As of the date of this Agreement, there were (i) 2,254,425 shares of Company Common Stock outstanding and (ii) 62,500 shares of Company Preferred Stock outstanding, each share of which is convertible, by its terms, into ten shares of Company Common Stock. As of the date of this Agreement, there were Company Stock Options to purchase an aggregate of 690,400 shares of Company Common Stock outstanding, (421,975 of which Company Stock Options were exercisable) granted under the Company Stock Plans. All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock which may be issued upon the exercise of the Company Stock Options or the conversion of the Company Preferred Stock will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) as set forth in this Section 3.5 and (ii) for changes arising from the acceleration of vesting of Company Stock
Options upon consummation of the Merger as set forth in Section 3.4 of the Company Disclosure Schedules, there are outstanding (a) no shares of capital stock or other voting securities of the Company,
(b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and
(c) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). Except as set forth in Section 3.5 of the Company Disclosure Schedules, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Section 3.5 of the Company Disclosure Schedules sets forth (i) every agreement pursuant to which the Company has granted to any Person registration rights related to shares of Company Stock and (ii) every agreement to which the Company is a party or of which the Company has Knowledge relating to the voting of any shares of Company Stock (copies of which agreements are included in the Company Disclosure Documents).

     Section 3.6. Subsidiaries. (a) Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (b) The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries of the Company set forth in Section 3.6 of the Company Disclosure Schedules. Except as set forth in Section 3.6 of the Company Disclosure Schedules, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. The Company owns beneficially and of record, either directly or through a wholly-owned subsidiary, ownership interests having by their terms ordinary voting power to elect a majority of directors (or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, free and clear of any Liens.
Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. True and correct information for each Subsidiary of the Company is set forth in Section 3.6 of the Company

Disclosure Schedules, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof.
There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company (collectively, the "Company Subsidiary Securities"), nor are there outstanding any securities which are convertible into or exchangeable for any Company Subsidiary Securities; and no Subsidiary of the Company has any obligation of any kind to issue any additional Company Subsidiary Securities or to pay for any Company Subsidiary Securities.

     Section 3.7. Financial Statements. The Company has delivered to Buyer copies of the following financial statements (the "Financial Statements"):

	  (i) consolidated balance sheets of the Company and its Subsidiaries at June 30, 2000 (the "Company Balance Sheet") and at June 30, 1999 and 1998, as audited by Arthur Anderson LLP, independent accountants to the Company and its Subsidiaries;

	 (ii) consolidated statements of income, cash flows and shareholders'equity of the Company and its Subsidiaries for the years ended June 30, 2000,1999 and 1998, as audited by Arthur Anderson LLP, independent accountants to the Company and its Subsidiaries; and

	(iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries at September 30, 2000 and unaudited consolidated statements of income of the Company and its Subsidiaries for the quarter ended September 30, 2000.

	 Except as set forth in the Financial Statements or in Section
3.7 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles applied in the United States ("U. S. GAAP") to be set forth on the balance sheets provided hereunder that are not set forth therein. Such Financial Statements (i) were prepared in accordance with the books and records of the Company;
(ii) were prepared in accordance with U.S. GAAP consistently followed as of and for the periods presented; and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the indicated dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the indicated periods, in conformity with U.S. GAAP (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

     Section 3.8. Disclosure Documents. Each document delivered by the Company to shareholders of the Company in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") and any information supplied or to be supplied by the Company for inclusion in the proxy statement-prospectus prepared in connection with the adoption of this Agreement by the holders of Company Stock and included in the Buyer's Form S-4 (the "Proxy Statement-Prospectus") and any amendments or supplements thereto, at the time that the Form S-4 or any amendment or supplement thereto becomes effective under the 1933 Act, at the time the Proxy Statement-Prospectus or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on the adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of any distribution of any Company Disclosure Document, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company by the Buyer specifically for use therein.

     Section 3.9. Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedules, (I) since
June 30, 2000, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been (i) any change by the Company in accounting principles or methods except insofar as may have been required by U.S. GAAP,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Company Stock, (iii) any split, combination or recapitalization of any Company Stock or any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company Stock, except for issuances of Company
Common Stock upon the exercise of Company Stock Options in accordance with their terms, and (iii) there has not been (A) any granting by the Company to any officer or director of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by the Company to any such officer of any increase in severance or termination payment, (C) any entry by the Company into any employment, severance or termination agreement with any such officer or (D) any purchase, redemption, or other acquisition of shares of the Company's capital stock or any interest therein; and (II) since June 30, 2000, there has not been any event, occurrence or development of a state of circumstances or facts which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to the Company's industry in general, or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement.

     Section 3.10. No Undisclosed Material Liabilities. There are no material liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a material liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of the Company or any of its Subsidiaries, other than:

     (a) liabilities, commitments or obligations disclosed or provided for in the Company Balance Sheet (including the notes thereto);

     (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since
June 30, 2000; and

     (c) liabilities, commitments or obligations under this Agreement.

Any liabilities, obligations, or commitments incurred in connection with judicial, administrative, or arbitration proceedings or claims against the Company or any of its Subsidiaries shall not be deemed to have been incurred in the ordinary course of business.

     Section 3.11. Litigation; Investigations. Except as set forth in Section 3.11 of the Company Disclosure Schedules, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation ("Action") pending or, to the Company's Knowledge, threatened, to which the Company is, or would be, a party or by which the Company is or would be affected, or which would impair the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement. For the purposes of this Agreement, the term "Company's Knowledge" or similar words means the conscious awareness of any executive officer of the Company after due inquiry.

     Section 3.12. Taxes. (a) Except as set forth in the Company Balance Sheet (including the notes thereto) or as set forth in
Section 3.12 of the Company Disclosure Schedules, (i) all material Tax Returns for the Company or any Subsidiary of the Company required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws and are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax
Returns for the Company or any Subsidiary of the Company that have been so filed; (iii) the Company and its Subsidiaries have made adequate provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return for the Company or any Subsidiary of the Company has yet been filed; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (v) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vi) neither the Company nor any of its Subsidiaries has been at any time a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (vii) all Tax Returns filed with respect to tax years of the Company and its Subsidiaries through the tax year ended June 30, 2000 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (viii) neither the Company nor any Subsidiary has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (ix) neither the Company nor any Subsidiary of the Company is a party to a tax sharing agreement, including, without limitation, any agreement with respect to the shifting of losses or income among parties or has been a party to a tax sharing agreement that imposes obligations of the Company or any Subsidiary of the Company as of the date of this Agreement.

     (b) For purposes of this Agreement, "Taxes" means all United States federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a governmental or public body, agency, official or authority (the "Taxing Authorities"). "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

     Section 3.13. ERISA and Labor Matters. (a) Section 3.13(a) of the Company Disclosure Schedules contains a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is maintained, administered or contributed to by the Company or any Subsidiary or ERISA Affiliate of the Company and covers any employee or former employee of the Company or any Subsidiary of the Company or in connection with which the Company or any Subsidiary of the Company has any liability. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the

"Pension Plans") is the Thermacore International, Inc. 401(k) Profit Sharing Plan identified in the list referred to above.

     (b) Neither the Company nor any ERISA Affiliate has ever maintained or been obligated to contribute to or had any liability in connection with any "multiemployer plan", as defined in Section 3(37) of ERISA, or any "defined benefit plan", as defined
in Section 3(35) of ERISA.   Nothing done or omitted to be done and
no transaction or holding of any asset under or in connection with any Employee Plan has made or will make the Company or any Subsidiary of the Company subject to any liability under Title I of ERISA or
Section 4975 of the Code.

     (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS that it is so qualified in form, and nothing has occurred since the issuance of such determination letter to adversely affect such determination. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA, the Code, the 1933 Act and the 1934 Act, which are applicable to the Employee Plan.

     (d) Section 3.13(d) of the Company Disclosure Schedules contains a list of each employment, severance or other similar contract, and each arrangement, policy or plan (whether written or oral) providing for deferred compensation, profit-sharing, bonuses, stock options, stock purchase, stock awards, stock appreciation or other forms of incentive compensation or post-termination insurance, compensation or benefits that is not an Employee Plan, that is entered into, maintained or contributed to, as the case may be, by the Company or any Subsidiary of the Company and that covers any employee or former employee of the Company or any of its Subsidiaries. The contracts, plans, policies and arrangements described above are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code, the 1933 Act and the 1934 Act, that are applicable to such Benefit Arrangement.

     (e) No Employee Plan or Benefit Arrangement provides post-termination health, medical or life insurance benefits, and no agent or representative of the Company or of any Subsidiary of the Company has made any statements that would require the Company or any of its Subsidiaries to provide such benefits, except to the extent required by ERISA Section 606 et seq.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 2000 (the "Company Balance Sheet Date").

     (g) Except as otherwise set forth in Section 3.13(g) of the Company Disclosure Schedules, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) under any Employee Plan or Benefit Arrangement result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or result in the triggering or imposition of any restrictions or limitations on the right of Buyer, the Company or any Subsidiary of the Company to amend or terminate any Employee Plan or Benefit Arrangements. Except as set forth in
Section 3.13(g) of the Company Disclosure Schedules, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that in connection with the performance of the transactions contemplated by this Agreement would not be deductible pursuant to the terms of Section 280G of the Code.

     (h) Other than routine claims for benefits, there is no claim pending against any Employee Plan or Benefit Arrangement nor, to the Company's Knowledge, is any such claim threatened. There are no audits of an Employee Plan or Benefit Arrangement pending with any governmental or regulatory agency and all material reports and returns required to be filed with any governmental authority or distributed to any participant in connection with any Employee Plan or Benefit Arrangement have been so duly filed or distributed.

     (i) The Company and each of its ERISA Affiliates have made (or shall have made by the Merger Date) full and timely payment of all amounts required to be contributed or paid under the terms of each Employee Plan and Benefit Arrangement for periods ending before the Merger Date, or if such amounts are not yet required to be made, such amounts are reflected as an accrued liability on the Company's Balance Sheet.

     (j) The Company Disclosure Documents include, with respect to each Employee Plan and Benefit Arrangement, as applicable, a copy of each plan document, including any amendments thereto, a summary plan description and subsequent summaries of material modifications, if any, any related funding medium documents (including trust agreements, insurance contracts or similar documents, together with any amendments thereto), any material contracts (including third party administrator agreements, record keeping agreements or similar agreements, together with any amendments thereto), the most recent Internal Revenue Service determination letter for the plan, the most recent Annual Report on Form 5500 (including any Schedule Bs or any certified financial statements filed with any such Annual Report) and the most recent actuarial report for an Employee Plan subject to Title IV of ERISA.

     (k) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or any of its Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance. There is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries.

     Section 3.14. Compliance with Laws. The Company has not violated or failed to comply with any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority, including, without limitation, any applicable U.S. federal or state securities laws, except where such violation or non-compliance will not, individually or in the aggregate, have a Material Adverse Effect on the Company.
The Company has not received any written communication from a Governmental Authority that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, the Company is not required to make, and the Company has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law.

     Section 3.15. Intellectual Property Rights. (a) Set forth in Section 3.15 of the Company Disclosure Schedules is a true and complete list, as of the date of this Agreement (the "Scheduled Intellectual Property"), of (i) all of the Company's and each of its Subsidiary's foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing), (ii) all design right and copyright applications and registrations, including all patents, trademarks, copyrights and applications under which the Company or any Subsidiary has obtained rights from others, and (iii) all material agreements to which the Company or any Subsidiary of the Company is a party which may concern any Intellectual Property (of which true and complete copies of all such agreements are included in the Company Disclosure Documents). "Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind used by the Company or any of its Subsidiaries in the conduct of their business as such business is currently or proposed to be conducted, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable) processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, domain names, trade dress, copyright regulations, design rights, customer list, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. The Company or its Subsidiaries, as applicable, has such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary for the operation of the business of the Company or any Subsidiary in substantially the same manner as such business is currently or proposed to be conducted.

     (b) Other than the Scheduled Intellectual Property, no name, patent invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of the Company or any Subsidiary in substantially the same manner as such business is currently or proposed to be conducted. Except as set forth in Section 3.15 of the Company Disclosure Schedules, (i) the Company or its Subsidiaries, as applicable, owns, free and clear of any Liens, the Scheduled Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (ii) the Company or one of its Subsidiaries, as applicable, owns or has a binding, enforceable right to use the Intellectual Property, is the owner of record of any application, registration or grant for each item of Intellectual Property, and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property; (iii) no Person or entity has asserted to the Company or any Subsidiary of the Company (and the Company and its Subsidiaries do not otherwise have Knowledge) that the Intellectual Property or the research, development, business, products, services or commercial activities of the Company or any Subsidiary of the Company infringes upon, misappropriates or is inconsistent with the proprietary rights of any other Person or entity, including assertions of infringement of any domestic or foreign patent, trademark, service mark, trade name, copyright or design right or misappropriation or improper use or disclosure of any trade secret or know-how, (iv) to the Knowledge of the Company and its Subsidiaries, neither the conduct of any other Person's or entity's business, nor the nature of any of the products it manufactures or sells or services it provides, infringes upon or is inconsistent with any Intellectual Property; (v) all working requirements and all maintenance fees, annuities, and other payments which are due from or controlled by the Company or any Subsidiary of the Company on or before the date of this Agreement for any of the Intellectual Property, including, without limitation, all material foreign or domestic patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (vi) to the Knowledge of the Company and its Subsidiaries no part of the Intellectual Property has been obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign Governmental Authority; (vii) neither the Company nor any Subsidiary of the Company have Knowledge of any conduct or use by the Company or any Subsidiary of the Company that would void or invalidate or constitute misuse of, any of the Intellectual Property; (viii) the execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement will not impair the right of Buyer or the Surviving Corporation, after the Merger Date, to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (ix) there are no material royalties, honoraria, fees or other payments payable to any Person by reason of the ownership, use, license, sublicense, sale or disposition of the Intellectual Property; and (x) the Company and its Subsidiaries, to their Knowledge, have no liability for, and, except in the ordinary course of business, have given no indemnification for, patent, trademark or copyright infringement with respect to any products manufactured, used, distributed, or sold by any of them or with respect to services rendered by them in connection with their business.

     (c) The Company and its Subsidiaries have required all professional and technical employees, and other employees or contractors having access to valuable non-public information, trade secrets and know-how of the Company or its Subsidiaries (collectively, "Technology"), to execute agreements under which such employees and contractors are required to convey to the Company or its Subsidiaries, as applicable, ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such Technology. To the Knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries (i) have at all times maintained and diligently enforced commercially reasonably procedures to protect all confidential information and trade secrets relating to the Technology and (ii) are not under any contractual or other obligation to disclose any Technology to any third party or to permit any third party to use such Technology. Except as set forth in Section 3.15 of the Company Disclosure Schedules, to the Knowledge of Company and its Subsidiaries, no third party is entitled to use the Technology for any purpose.

     Section 3.16. Environmental Matters. (a) (i) Except as set forth in Section 3.16 of the Company Disclosure Schedules, no notice, notification, demand, request for information, citation, summons or order has been received by the Company, no complaint has been filed against and received by the Company, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to the Knowledge of the Company or any Subsidiary of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary of the Company and arising out of any Environmental Law or Environmental Permit; and

	  (ii) the Company and each Subsidiary of the Company are in compliance with all Environmental Laws and with all Environmental Permits, except where any noncompliance or failure to obtain or comply with Environmental Permits will not, individually or in the aggregate, have a Material Adverse Effect on the Company; and

	 (iii) neither the Company nor any Subsidiary of the Company has Knowledge of any liabilities of, or relating to, the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Environmental Permit.

     (b) Except as disclosed in Section 3.16 of the Company Disclosure Schedules, there are no actions, activities, circumstances, events or incidents, including without limitation, the release or presence of a Hazardous Substance on any property, that are disclosed in any environmental assessment, investigation, study, audit, test, review or other analysis conducted at the request of the Company or any Subsidiary of the Company or of which the Company has Knowledge relating to the current or prior business of the Company or any Subsidiary of the Company or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company or any property used by the Company or any Subsidiary of the Company for the disposal of a Hazardous Substance which might reasonably be expected to give rise to liability under any Environmental Laws and which have not been disclosed to Buyer in writing as of the date hereof.

     (c) For purposes of this Section 3.16, the following terms shall have the meanings set forth below:

	  (i) "Environmental Laws" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, agreement or contract with any Governmental Authority relating to protection of human health and safety or the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials as such Environmental Laws exist on the Merger Date;

	 (ii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the operation of the business of the Company or any Subsidiary of the Company as currently conducted;

	(iii) "Hazardous Substance" means any material, substance, chemical, raw material, product, byproduct or waste whose release to the environment, including remediation of such releases, is regulated under any Environmental Law or Environmental Permit; and

	 (iv) "Company" and "Subsidiary of the Company" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary of the Company.

     Section 3.17. Finders Fees. Except for SG Cowen Securities Corporation, a copy of whose engagement agreement is included in the Company Disclosure Documents, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.18. Title to and Condition of Properties. (a) Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company and each Subsidiary owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company and such Subsidiary as currently conducted and such buildings, plants, machinery and equipment are structurally sound and in good operating condition and repair. Except as set forth in Section 3.18 of the Company Disclosure Schedules, there are no Liens on any assets, rights or real or personal properties of the Company or any Subsidiary.

     (b) Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list of all real property used by the Company or any of its Subsidiaries in the conduct of its business, indicates whether such real property is owned or leased by the Company, and, if leased, sets forth the material terms of the lease under which such real property is leased (true and complete copies of which leases have been included in
the Company Disclosure Documents).   The Company has good and marketable
title to all real property listed as owned by the Company in Section 3.18(a) of the Company Disclosure Schedules and has a valid right to use or a valid leasehold interest in all real property listed as leased. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or any of its Subsidiaries have been obtained and are in full force and effect.

     (c) Section 3.18(b) contains a list of all capitalized fixed assets used in the conduct of the business of the Company or any of its Subsidiaries having an original cost in excess of $250,000.

     Section 3.19. Contracts. Section 3.19 of the Company Disclosure Schedules lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which the Company or any Subsidiary is a party as of the date of this Agreement and which fall within any of the following categories (of which true and complete copies have been included in the Company Disclosure Documents): (a) contracts not entered into in the ordinary course of the Company's or any of its Subsidiaries' business that involve aggregate expenditures or receipts in excess of $100,000; (b) joint venture, partnership and like agreements; (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by the Company or any Subsidiary of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of the Company or any Subsidiary of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals,
(e) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary of the Company, (f) Contracts relating to any outstanding commitment for capital expenditures of the Company or any Subsidiary of the Company in excess of $100,000, (g) indentures, mortgages, promissory notes, loan agreements, guarantees, in each case involving amounts in excess of $250,000, letters of credit or other agreements or instruments of the Company or any Subsidiary of the Company or commitments for the borrowing or the lending of amounts, in each case in excess of $250,000, by the Company or any Subsidiary of the Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any Subsidiary of the Company, (h) Contracts relating to the lease or sublease of, or sale or purchase of, real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company or any Subsidiary (without premium or penalty) within one month and (i) Contracts involving annual revenues to or expenditures by the Company or any Subsidiary of the Company in excess of 2% of the consolidated annual revenues of the Company and its Subsidiaries. All such Contracts are valid and binding obligations of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, valid and binding obligations of each other party thereto. None of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract.

     Section 3.20. Accounts Receivable. All accounts receivable and accrued interest receivable of the Company and its Subsidiaries have arisen out of bona fide transactions in the ordinary course of business and the accounts receivable reserves reflected on the most recent balance sheet included in the Company Financial Statements are, as of the date of such balance sheet, established in accordance with U.S. GAAP. To the Knowledge of the Company, all accounts receivable and accrued interest receivable of the Company and its Subsidiaries will be collectible in the aggregate within a commercially reasonable time, in an amount not less than the amounts carried on the most recent balance sheet included in the Financial Statements, net of any reserves included therein. No obligor under any of the Accounts Receivable has any right of set-off against any of the Accounts Receivable under any contract with the Company or any of its Subsidiaries.

     Section 3.21. Relationships with Customers and Suppliers. As of the date of this Agreement, to the Company's Knowledge, the relationship of the Company and its Subsidiaries with its respective customers and suppliers are satisfactory. Section 3.21 of the Company Disclosure Schedules contains a list of the names and addresses of the ten largest customers and the ten largest suppliers (measured by the dollar volume of purchases or sales in each case) of the Company and its Subsidiaries during each of the years ended June 30, 2000 and June 30, 1999 and the period from July 1, 2000 through September 30, 2000. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation, or material adverse change in, the business relationship of the Company or any of its Subsidiaries with any customer or group of customers listed in
Section 3.21 of the Company Disclosure Schedules or whose purchases individually or in the aggregate are material to the operations of the Company and its Subsidiaries, or with any supplier or group of suppliers listed in Section 3.21 of the Company

Disclosure Schedules or whose sales individually or in the aggregate are material to the operations of the Company and its Subsidiaries

     Section 3.22.  Product Warranties and Liabilities.  (a) Section
3.22 of the Company Disclosure Schedules contains a list of each Contract containing an express warranty given by the Company or any of its Subsidiaries prior to the date of this Agreement covering any class or group of products sold or distributed by the Company or any of its Subsidiaries and in effect as of the date of this Agreement (of which true and complete copies of any written warranties and/or Contracts have been included in the Company Disclosure Documents). The reserve for liabilities with respect to warranty claims contained in the Company Balance Sheet fairly reflects in all material respects the amount required in accordance with U.S. GAAP to be shown thereon as of the Company Balance Sheet Date, and the reserve for such liabilities to be contained in the books and records of the Company and its Subsidiaries on the Merger Date will fairly reflect in all material respects the amount required in accordance with U.S. GAAP to be shown thereon as of the Merger Date.

     (b) Neither the Company nor any Subsidiary of the Company has incurred, nor does the Company know or have any reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company or any Subsidiary of the Company whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

     Section 3.23.  Affiliate Transactions.  Except as set forth in
Section 3.23 of the Company Disclosure Schedules, there are no contracts or other transactions between the Company or any Subsidiary of the Company, on the one hand, and any (i) officer or director of the Company or any Subsidiary of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 3.24. Insurance The Company and its Subsidiaries are presently insured, and during this and each of the past five calendar years have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Section 3.24 of the Company Disclosure Schedules contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of insurance maintained by the Company or any of its Subsidiaries since January 1, 1998 (of which true and complete copies of those policies have been included in the Company Disclosure Documents). The Company or one or more of its Subsidiaries are named insureds or are otherwise covered under each such policy, and each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

     Section 3.25. Pooling of Interests Treatment. The Company has disclosed to its independent public accountants all actions taken by it or by any of its Subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. To the Knowledge of the Company and its Subsidiaries, neither the Company nor its Subsidiaries has taken or agreed to take any action, or knows of any reason arising out of the conduct of the Company or any of its Subsidiaries, that would prevent the Buyer from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Without limitation of the foregoing, since June 30, 1998 (i) the Company has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of the Company or any affiliate of the Company other than in the ordinary course of business, (iii) the Company has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of the Company Securities are set forth in Section 3.25 of the Company Disclosure Schedules and none of such changes, if any, have been made in contemplation of a business combination. The Company does not own and has not owned any of the outstanding shares of Buyer Common Stock. The Company has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to options that were granted to key employees during the past two years in the ordinary course of Company's business pursuant to a pre-existing option plan and prior to any contemplated business combination). The Company has not incurred and repaid any indebtedness owed to any shareholder of the Company (other than debt incurred in the ordinary course and on terms and conditions consistent with the past practices of Company). The Company does not lease any real estate from any shareholder of the Company or affiliates of the Company.

     Section 3.26. Inventories. The inventories of the Company and its Subsidiaries (including raw materials, supplies, work-in-progress, finished goods and other materials) net of applicable reserves, taken as a whole, are in merchantable condition in all material respects and are reflected in all material respects in the books and records of the Company and its Subsidiaries at the lower of average cost or market value.

     Section 3.27. No Guaranties; Extensions of Credit. No obligations of the Company or any of its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other Person, nor has the Company or any Subsidiary of the Company guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of , or extended credit to, any Person other than the Company or a Subsidiary of the Company.

     Section 3.28. Relationships with Sales Representatives. The Company Disclosure Documents contain a true and complete copy of the standard forms of agreement entered into by the Company in the United States and Europe with its sales representatives (the "Sales Representative Agreement"), and Section 3.28 of the Company
Disclosure Schedules contains a list of those persons or entities that are currently parties to such agreements with the Company (the "Company Sales Representatives"). The Sales Representative Agreements entered into between the Company and the Company Sales Representatives do not differ, in any material respect, from the forms of Sales Representative Agreement included in the Company Disclosure Documents. No Company Sales Representative has provided the Company with notice of such Company Sales Representative's intent to terminate a Sales Representative Agreement with the Company and, to the Knowledge of the Company, there has been no threatened termination by or, since the Balance Sheet Date, any adverse change in the business relationship between the Company and any Company Sales Representative. Neither the Company nor any Company Sales Representative is in default under any Sales Representative Agreement. Except as set forth in Section 3.28 to the Company Disclosure Schedules, no Company Sales Representative will have the right to terminate such Company Sales Representative's Sales Representative Agreement with the Company as a result of the consummation of the transactions contemplated by this Agreement.

     Section 3.29. Permits. The Company and each of its Subsidiaries possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted (collectively, the "Permits"), including but not limited to environmental Permits. All Permits are set forth in Section 3.29 of the Company Disclosure Schedules, except for such Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture. All Permits are in full force and effect, and no consent, approval or act of, or the making of any filing with, any Governmental Authority or other party will be required to be obtained or made by the Company or any Subsidiary in respect of any Permit as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default in any material respect under the terms of any such Permit or has received notice of any material default thereunder.

     Section 3.30. Relationships with Joint Venture Partners. Except as set forth in Section 3.30 of the Company Disclosure Schedules, no party to any joint venture agreement with the Company, including without limitation the Joint Venture Agreement, dated January 17, 1998, between the Company and John Yang and the Joint Venture Agreement, dated July 23, 1998, between the Company and Young Lee, has obtained, or has alleged that he has obtained, any rights under such agreement to any of the Intellectual
Property.   Except as set forth in Section 3.30, no party to any joint venture is using, or has permitted any other person to use, any of the

Intellectual Property in a manner which infringes upon the Intellectual Property or may otherwise impair the Company's rights to such Intellectual Property.


			       ARTICLE 4

		 REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth in the disclosure schedule of Buyer attached hereto (the "Buyer Disclosure Schedules"), Buyer represents and warrants to the Company that:

     Section 4.1. Corporate Existence and Power. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Company true and complete copies of Buyer's certificate of incorporation and by-laws as currently in effect.

     (b) Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and have all corporate powers required to carry on its business as it is conducted prior to the Merger. From its date of incorporation to the Merger Date, Merger Sub will not engage in any activities other than in connection with the transactions contemplated by this Agreement.

     Section 4.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by each of Buyer and Merger Sub (each, a "Buyer Party") of the transactions contemplated by this Agreement are, or in the case of Merger Sub, will be within the corporate powers of such Buyer Party and have been, or in the case of Merger Sub, will be, prior to the Merger duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

     Section 4.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by each Buyer Party of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Articles of Merger in accordance with the Pennsylvania Law;
(b) compliance with any applicable requirements of the HSR Act;

(c) compliance with any applicable requirements of the 1934 Act;
(d) compliance with any applicable requirements of the 1933 Act;
(e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) filings and notices not required to be made or given until on or after the Merger Date; and (g) immaterial actions or filings relating to ordinary operational matters.

     Section 4.4. Non-Contravention. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement do not, in the case of Buyer, and will not, in the case of both Buyer and Merger Sub (a) contravene or conflict with the Articles of Incorporation or bylaws of such Buyer Party, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any Subsidiary of Buyer, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer or any license, franchise, permit or other similar authorization held by Buyer or any Subsidiary of Buyer, (d) except for the approval of the Board of Directors of Merger Sub and of the Buyer as sole shareholder of Merger Sub, both of which approvals will have been obtained prior to the Merger and which the Buyer shall cause to occur, require any action or consent or approval of any Person other than a Governmental Authority, or (e) result in the creation or imposition of any Lien on any asset of Buyer or any Subsidiary of Buyer, other than, in the case of the events specified in clauses (b), (c), (d) and (e) (other than indebtedness of Buyer or any Subsidiary of Buyer), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

     Section 4.5.  SEC Filings.  The Buyer has delivered to
Company (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "Buyer 10-K"); (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended June 26, 2000 and September 26, 2000 and filed with the SEC (the "Buyer 10-Qs");
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 2000 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 1, 1998 and through the date of this Agreement. The Buyer has timely filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1998 (collectively, the "Buyer SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Buyer SEC Documents complied, and all documents required to be filed by the Buyer with the SEC after the date hereof and prior to the Merger Date (the "Subsequent Buyer SEC Documents") will comply, in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained, and the Subsequent Buyer SEC Documents when filed will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.6. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Buyer included in the Buyer SEC Documents at the time such Buyer SEC Documents were filed with the SEC complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S.
GAAP applied on a consistent basis during the periods involved
(except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Buyer as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. For purposes of this Agreement, "Buyer Balance Sheet" means the consolidated balance sheet of the Buyer as of March 31, 2000 set forth in the Buyer 10-K and "Buyer Balance Sheet Date" means March 31, 2000.

     Section 4.7. Disclosure Documents. Each document required to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement (the "Buyer SEC Disclosure Documents"), including, without limitation, the registration statement of Buyer to be filed with the SEC on Form S-4 (or other appropriate form) in connection with the issuance of Buyer Common Stock pursuant to this Agreement (the "Form S-4") and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. Buyer is eligible to use Form S-4 for the registration of the Buyer Common Stock to be issued pursuant to the Merger. Each document required to be filed by Buyer under the United States securities laws in connection with the transactions contemplated by this Agreement (together with the Buyer SEC Disclosure Documents, the "Buyer Disclosure Documents"), will, when filed, comply as to form in all material respects with the applicable requirements of the United States securities laws, as applicable.

     The Form S-4, at the time that it becomes effective, and the Proxy Statement-Prospectus which forms a part of the Form S-4 or any amendment or supplement thereto, at the time it is first mailed to shareholders of the Company, and at the time such shareholders vote on the Merger, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Buyer Disclosure Document and at the time of any distribution thereof, such Buyer Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.7 will not apply to statements included in or omissions from the Buyer Disclosure Documents, including but not limited to the Proxy Statement-Prospectus, based upon information furnished to Buyer by the Company specifically for use therein.

     Section 4.8. Absence of Certain Changes. Since the Buyer Balance Sheet Date and except as set forth in the Buyer SEC Documents, Buyer and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to Buyer's industry in general or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement.

     Section 4.9. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of Buyer or any Subsidiary of Buyer of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of Buyer or any of its Subsidiaries, other than:

     (a) liabilities, commitments or obligations disclosed or provided for in the Buyer Balance Sheet (including the notes thereto) or in the Buyer SEC Documents;

     (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date; and

     (c) liabilities, commitments or obligations under this Agreement.

     Section 4.10. Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.11. Permits. The Buyer possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted

(collectively, the "Buyer Permits"). All Buyer Permits are in full force and effect, and no consent, approval or act of, or the making of any filing with, any Governmental Authority or other party will be required to be obtained or made by the Buyer in respect of any Buyer Permit as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. The Buyer is not in default in any material respect under the terms of any such Buyer Permit or has received notice of any material default thereunder.

     Section 4.12. Pooling of Interests Treatment. The Buyer has disclosed to its independent public accountants all actions taken by it that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. To the Knowledge of the Buyer, the Buyer has not taken nor has agreed to take any action, or knows of any reason arising out of the conduct of the Buyer, that would prevent the business combination to be effected by the Merger from being accounted for as a pooling-of-interests. Without limitation of the foregoing, since June 30, 1998 (i) the Buyer has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of the Buyer or any affiliate of the Buyer other than in the ordinary course of business, (iii) except as set forth in Section 4.12 of the Buyer Disclosure Schedules, the Buyer has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of the Buyer securities are set forth in Section 4.12 of the Buyer Disclosure Schedules and none of such changes, if any, have been made in contemplation of a business combination.
The Buyer does not own and has not owned any of the outstanding shares of Company Stock. Except as set forth in Section 4.12 of the Buyer Disclosure Schedules, the Buyer has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to stock awards or options that were granted to key employees during the past two years in the ordinary course of Buyer's business pursuant to a pre-existing stock award or option plan and prior to any contemplated business combination). The Buyer has not incurred and repaid any indebtedness owed to any shareholder of the Buyer (other than debt incurred in the ordinary course and on terms and conditions consistent with the past practices of Buyer). The Buyer does not lease any real estate from any shareholder of the Buyer or affiliates of the Buyer.


			     ARTICLE 5

		     COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 5.1.  Conduct of the Company.  From the date
hereof until the Merger Date, except (i) as expressly permitted in this Agreement, or (ii) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, including but not limited to customers, suppliers and Company Sales Representatives, and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except (i) with the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed) or (ii) as expressly permitted in this Agreement, from the date hereof until the Merger Date:

     (a) Neither the Company, nor any Subsidiary of the Company, will adopt or propose any change in its respective articles of incorporation or bylaws;

     (b) The Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or, other than as provided in the Company's capital expenditure budget (included as Section 5.1(b) of the Company
Disclosure Schedules) in the ordinary course of business, acquire a material amount of assets of any other Person;

     (c) The Company will not, and will not permit any Subsidiary of the Company to, declare, set aside or pay any dividend or make any other distribution with respect to any shares of the capital stock of the Company or any Subsidiary of the Company or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of the Company or any Subsidiary of the Company;

     (d) The Company will not, and will not permit any Subsidiary of the Company to create or assume any Lien on any material asset;

     (e) The Company will not, and will not permit any Subsidiary of the Company to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any Company Securities, any Company Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities or Company Subsidiary Securities other than pursuant to the exercise of a Company Stock Option or the conversion of Company Preferred Stock outstanding on the date of this Agreement;

     (f) The Company (i) will not adjust, split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, and (ii) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of, or other ownership interests in, the Company or any Subsidiary of the Company, or
(iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of any capital stock of the Company or any Subsidiary;

     (g) The Company will not, and will not permit any Subsidiary of the Company to, incur or assume any indebtedness from any Person (other than, in the case of a Subsidiary of the Company, the Company or any other subsidiary of the Company) for borrowed money or guarantee any such indebtedness;

     (h) Except for (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (ii) loans or advances to employees for expenses incurred in the ordinary course of business consistent with past practice and in amounts not exceeding $5,000 per employee or (iii) investments in securities in the ordinary course of business consistent with past practices, the Company will not, and will not permit any Subsidiary of the Company to, make any material loans, advances or capital contributions to, or investments in, any other Person;

     (i) The Company will not, and will not permit any of its Subsidiaries to, (i) grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Company or any Subsidiary of the Company; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary;
(iii) increase or decrease benefits payable under any existing severance or termination pay policies or employment agreements;
(iv) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice; (v) adopt any new Employee Plan or Benefit Arrangement; or (vi) otherwise amend or modify, any existing Employee Plan or Benefit Arrangement except to the extent required by applicable law;

     (j) The Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company, or any plan of division or share exchange involving the Company or any of its Subsidiaries;

     (k) The Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or any accounting principle or practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in U.S. GAAP;

     (l) Neither the Company nor any Subsidiary shall, to the extent it may affect or relate to the Company or any Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any

Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, increasing the Tax liability, or in the aggregate, reducing any Tax asset of the Company or any Subsidiary of the Company except to the extent such increase or reduction is adequately provided for, under U.S. GAAP, on the Company Balance Sheet;

     (m) All Tax Returns not required to be filed on or before the date hereof (i) shall be filed when due (including extensions) in accordance with all applicable laws and (ii) as of the time of filing, shall correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, its Subsidiaries and any other information required to be shown therein;

     (n) Neither the Company nor any Subsidiary of the Company shall reserve any amount for or make any payment of Taxes to any Person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company or any such Subsidiary, as the case may be;

     (o) Neither the Company nor any of its Subsidiaries will:

	  (i) settle any Actions, whether now pending or hereafter made or brought, for anything other than cash damages or for cash in an amount in excess of $100,000;

	 (ii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 3.19 of the Company Disclosure Schedules, or, except to the extent required by Applicable Law and advised by outside counsel, any confidentiality agreement to which the Company or any Subsidiary of the Company is a party;

	(iii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which exceed or would exceed $100,000, individually, or $250,000 in the aggregate, other than capital expenditures related to the Company's on-going improvements to its facilities which do not exceed amounts previously disclosed by the Company to Buyer;

	 (iv) make any material changes or modifications to any pricing policy or investment policy;

	  (v) take any action that would result in the representations and warranties set forth in Article III being false or incorrect in any material respect, other than inadvertent actions that do not result in the representations and warranties being unable to be true and correct in all material respects by the Merger Date;

	 (vi) enter into any contract, lease, agreement or commitment not otherwise specified in this Section 5.1, that obligates the Company to expend an amount in excess of $100,000 individually;

	(vii) enter into, amend or terminate any real property lease or any commitment in respect thereof;

       (viii) terminate the employment or engagement of any employee or consultant or agent of the Company or any Subsidiary; or

	 (ix) pay or approve any other expense or disbursement in excess of $25,000 individually (except for payroll and related tax withholding and other expenses (including insurance and 401(k) contributions), Tax liabilities, utilities, lease payments, principal and interest payments on outstanding indebtedness of the Company and/or any of its Subsidiaries, payments to suppliers, legal fees and expenses and, upon closing of the Merger, investment banking fees and expenses).

     (p) The Company will not, and will not permit any Subsidiary of the Company to, agree to do any of the foregoing.

The Company and its Subsidiaries will consult regularly with the Buyer in respect of the operation of its business prior to the Merger Date; provided, however, that the provisions of this sentence will not be deemed to have been breached unless and until Buyer has notified the Company in writing of such breach and the Company and its Subsidiaries have failed to comply with the specific terms of such notice.

     Section 5.2. Shareholder Meeting; Proxy Materials. (a) Subject to Section 5.3, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and, to the extent submitted to the Company's shareholders for approval, the transactions contemplated by this Agreement, and the Board of Directors of the Company shall recommend adoption of this Agreement by the Company's shareholders. The Company shall use its best efforts to obtain the necessary approval of the adoption of this Agreement and the transactions contemplated by this Agreement from the Company's shareholders at the Company Shareholder Meeting.

     (b) Subject to Section 5.3, in connection with the Company Shareholder Meeting, the Company will (i) mail to its shareholders the Proxy Statement-Prospectus and all other proxy materials for such meeting, (ii) use commercially reasonable efforts to obtain the necessary adoption by its shareholders of this Agreement and the approval of the transactions contemplated by this Agreement and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 5.3. Other Offers. From the date hereof until the termination of this Agreement, the Company will not, and will cause its Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal with respect to the Company or engage in negotiations with, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has informed the Company that it is considering making, or has made, an Acquisition Proposal with respect to the Company, or any Person that the Company after reasonable inquiry believes is a potential purchaser of the Company. For the purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination or the acquisition in any manner of an equity interest in an amount equal to or greater than 20% of the class of any equity security then outstanding or a substantial portion of the assets of, the Company or any Subsidiary of the Company, in each case other than the transactions contemplated by this Agreement. The Company shall provide prompt written notice to the Buyer upon the receipt of any Acquisition Proposal.

     Section 5.4. Intellectual Property Matters. The Company shall, and shall cause each of its Subsidiaries to, preserve their ownership rights to the Intellectual Property free and clear of any Liens and to use their commercially reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, or copyright that forms a part of the Intellectual Property owned by the Company or any of its Subsidiaries or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms part of the Intellectual Property owned by the Company or any of its Subsidiaries.

     Section 5.5. Affiliate Letters. The Company shall provide the Buyer with such information as may be reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates"
of the Company within the meaning of Rule 145 (or any successor rule) of the SEC under the 1933 Act or within the meaning of Commission
Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests)
and a list of those persons whom the Company believes may be deemed to be affiliates.  Within ten business days of  the execution of this Agreement, the Company will obtain and deliver to the Buyer affiliate letters, substantially in the form of Exhibit A to this
						---------
Agreement, from each of the directors and executive officers of the Company, providing that such person will not sell, pledge, transfer or otherwise dispose of (i) any shares of Buyer Common Stock held by such affiliate, except to the extent and under the conditions permitted therein, during the period beginning 30 days prior to the Merger and ending at the time of the Buyer's publication of financial results covering at least 30 days of combined operations of the Buyer and the Company, and (ii) any shares of Buyer Common Stock to be received by such affiliate in the Merger, except in compliance with the applicable provisions of the 1933 Act. The Company will use its best efforts to obtain such letters within ten business days of the date of this Agreement from the beneficial owners of five percent or more of the outstanding shares of Company Common
Stock and from any other Persons who, in the opinion of counsel for the Buyer, may be deemed to be affiliates within the meaning of Rule 145 or Commission Staff Accounting Bulletin No. 65.

     Section 5.6. Access to Information. From the date hereof until the Merger Date, the Company will give (or cause to be given) to the Buyer, its counsel, financial advisors, auditors and other authorized representatives full access, during regular business hours, to the offices, properties, employees and consultants, books and records of the Company, will furnish
(or cause to be furnished) to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such the Buyer may reasonably request and will instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with the Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to the Buyer hereunder. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold, in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. From the date hereof until the Merger Date and upon prior consultation and agreement between the Company and the Buyer, the Company will cooperate with the efforts of the Buyer, its counsel, financial advisors, auditors and other authorized representatives to have reasonable access to the Company customers and suppliers. The information obtained pursuant to this Section shall be subject to any confidentiality agreements or other confidentiality obligations currently binding upon the Company or any of its Subsidiaries; provided that the Company shall use commercially reasonable efforts to obtain any waivers under such agreements or obligations to permit the Company to comply with its obligations hereunder.


			   ARTICLE 6

		      COVENANTS OF BUYER

     Buyer agrees that:

     Section 6.1. Conduct of Buyer. From the date hereof until the Merger Date, Buyer shall, and shall cause its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Merger Date, Buyer will not adopt or propose any change in either its certificate of incorporation or bylaws that would materially and adversely affect the rights of holders of Company Stock as anticipated holders of Buyer Common Stock.

     Section 6.2. Departments. Buyer shall, and cause its Subsidiaries to, maintain the Sales and Marketing, Engineering and Technology departments of the electronic cooling business unit of the Surviving Corporation in Lancaster, Pennsylvania until the second anniversary of the Merger Date.

     Section 6.3. Registration Statement. The Buyer shall (i) promptly prepare and file with the SEC the Form S-4 with respect to the Buyer Common Stock issuable in connection with the Merger and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as soon as practicable; (ii) take any action required to be taken under applicable Blue Sky laws in connection with such issuance of Buyer Common Stock or pursuant to any Adjusted Option; and (iii) within seventy-five (75) days of the Merger Date, promptly prepare and file with the SEC a report on Form 8-K , 10-K or 10-Q, which publicizes financial results covering at least 30 days of combined operations of the Buyer and the Company.

     Section 6.4. Listing on Nasdaq. The Buyer shall take all action necessary to ensure that the shares of Buyer Common Stock issuable in the Merger or upon the exercise of the Adjusted Options have been approved for listing on the The Nasdaq Stock Market's National Market on or before the Merger Date; subject to official notice of issuance.

     Section 6.5. Organizational Structure. Effective as of the Merger Date and for a period of not less than two (2) years thereafter, the management of the Company shall report directly to most senior executive of the Buyer responsible for the Buyer's operations or to such other senior executive with comparable responsibilities as may be designated by the chief executive officer of the Buyer.

     Section 6.6.  Board of Directors.  On the Merger Date
and for a period of not less than two (2) years thereafter, the Buyer shall cause the Company's Board of Directors to consist of seven (7) members. During such two year period, four (4) members of the Board of Directors shall be appointed by the Buyer, which members shall initially be Donald Johnson, David Rayburn, Ronald Hoover and a person to be designated by Buyer, and three (3) members shall be appointed by the Seller's representative, who shall be John Ryan. The Company's Board of

Directors shall meet not less than quarterly. The expenses of the members of the Company's Board of Directors shall be paid by the Company.


			   ARTICLE 7

		 COVENANTS OF BUYER AND THE COMPANY

     Section 7.1. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

     (b) Neither Buyer nor the Company shall take any action, or omit to take any action, that would cause its representations and warranties contained herein to be inaccurate such that the conditions in Article 8 would not be satisfied.

     Section 7.2.  Cooperation.  Without limiting the generality of
Section 7.1(a), Buyer and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Disclosure Documents and the Buyer Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Merger or the other transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and the Buyer Disclosure Documents, and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, Buyer and the Company will each use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the 1933 Act as promptly as practicable after the Form S-4 is filed with the SEC.

     Section 7.3. Public Announcements. Upon execution of this Agreement, the Buyer and the Company will each issue a press release, each in form satisfactory to the other party, announcing the transactions contemplated by this Agreement. The Buyer and the Company will consult with each other before issuing any other press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except, as may be required by applicable law or any listing or similar agreement with any securities exchange on which the Buyer Common Stock is listed, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.4. Further Assurances. At and after the Merger Date, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of the Merger or otherwise carry out the provisions of the Agreement, and the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney in respect of the foregoing.

     Section 7.5. Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other party of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental
Authority in connection with the transactions contemplated by this Agreement;

     (c) any Actions commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement; and

     (d) (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Merger Date, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5(d) shall not limit or otherwise affect the remedies available hereunder to either Buyer or the Company, as applicable.

     Section 7.6. Director and Officer Liability. (a) From and after the Merger Date, the Buyer shall cause the Surviving
Corporation to indemnify, defend and hold harmless any Person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Merger Date, an officer, director, or employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries at any time prior to the Merger Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Merger Date, or (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Merger Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Date (the matters described in clauses (i) and (ii) the "Pre-Merger Matters") to the fullest extent that such Person is indemnified under the Company's articles of incorporation and by-laws in effect as of the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable laws. Buyer and the Surviving Corporation shall also honor the indemnification agreements between the Company or any of its Subsidiaries, as the case may be, and any current or former officer or director of the Company or any such Subsidiary, as the case may be, existing on the date of this Agreement and which are listed in Section 7.6 of the Company Disclosure Schedules (complete and accurate forms of which have been provided to Buyer).

     (b) Buyer and the Surviving Corporation agree that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the Indemnified Party as provided in the Company's articles of incorporation and by-laws as in effect as of the date hereof shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of three years from the Merger Date to the extent such rights are consistent with Pennsylvania Law; provided that, in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such three year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Pennsylvania Law, the Company's articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Buyer, retained at Buyer's expense; and provided further, that nothing in this Section 7.6 shall impair any rights or obligations of any present or former directors or officers of the Company.

     (c) Buyer or the Surviving Corporation shall provide directors and officers of the Company officers' and directors' liability insurance coverage as of the Merger Date ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than three years after the Merger Date which coverage will be substantially similar to the Company's existing D&O Insurance including, without limitation, an overall coverage amount not less than the overall coverage amount under the Company's existing D&O Insurance, policy, a complete and accurate copy of which is included in Section 3.25 of the Company Disclosure Schedules.

     Section 7.7. Governmental Authorization. Each of Buyer and the Company shall take all actions by or in respect of, or make all filings with, any Governmental Authority required for the execution, delivery and performance by Buyer and the Company of this Agreement and the consummation by Buyer and the Company of the transactions contemplated by this Agreement, including compliance with any requirements referred to in Section 3.3 or Section 4.3.

     Section 7.8. Certain Corporate Matters. Buyer shall take all necessary corporate action for the amendment to or establishment of the Buyer Stock Option Plan contemplated by Section 1.4 hereof.

     Section 7.9. Employment. As of the Merger Date, Buyer shall assume the obligations of the Company to perform any and all employment and severance agreements identified in Section 7.9 of the Company Disclosure Schedules.

     Section 7.10. Tax-Free Reorganization. None of the Company, the Buyer or any Subsidiary of the Company or the Buyer shall take any action, or omit to take any action, which action or omission would cause the Merger not to qualify as a reorganization under
Section 368(a) of the Code.

     Section 7.11. Pooling. (a) From and after the date hereof and until the expiration of the Restricted Period, none of Company or the Buyer shall take, or shall permit any of their respective Subsidiaries to take, and the Company and the Buyer shall use their respective best efforts to cause their respective affiliates not to take, any action, or fail to take any action, that would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests. The "Restricted Period" shall mean the period commencing on the date hereof and terminating on the date on which at least thirty days of combined operations are publicly announced by the Buyer in an annual report on Form 10-K, a quarterly report on Form 10-Q, or a current report on Form 8-K, or in such other manner as may be agreed upon by the parties.

     (b) Without limitation of the provisions of Section 7.11(a), the Company and the Buyer shall each use reasonable commercial efforts to cure any inability to treat the Merger as a pooling of interests, to the extent that such inability arises out of transactions involving shares of the Company's or the Buyer's capital stock and to the extent that the Company or the Buyer is able to cure such inability.

			       ARTICLE 8

			CONDITIONS TO THE MERGER

     Section 8.1. Conditions to the Obligations of Each Party. The obligations of Buyer and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the transactions contemplated by this Agreement shall have been adopted by the shareholders of the Company in accordance with Pennsylvania Law;

     (b) any applicable waiting period under the HSR Act and any applicable pre-merger notification or similar statutes and rules shall have expired;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Merger;

     (d) no Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

     (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (f) the shares of Buyer Common Stock issuable in the Merger or upon the exercise of the Adjusted Options shall have been approved for listing on The Nasdaq Stock Market's National Market, subject to official notice of issuance;

     (g) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been made or obtained other than any such actions or filings, the failure of which to make or obtain shall not be reasonably likely to have a Material Adverse Effect on Buyer or the Company;

     (h) each party shall have received from the other party such other closing documents, certificates and legal opinions reasonably requested by such party to evidence the other party's compliance with the conditions to the Merger under this Agreement; and

     (i) The Buyer's independent public accountants shall have delivered to Buyer and the Company a letter dated the Merger Date, stating to Buyer's and Company's reasonable satisfaction that they concur with Buyer management that the business combination contemplated by this Agreement qualifies for treatment for financial purposes on a pooling of interests basis.

     Section 8.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects at and as of the Merger Date, as if made at and as of the Merger Date, and (iii) Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (b) All consents and approvals of third parties to the transactions contemplated by this Agreement shall have been obtained, and all notices with respect to the transactions contemplated by this Agreement and required to be delivered prior to the Merger Date shall have been delivered;

     (c) Holders of not more than 2% of the Company Common
Stock, on a fully diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters rights under the Pennsylvania Law;

     (d) The Buyer shall have received from Schiff Hardin & Waite, counsel to the Buyer, an opinion, dated the Merger Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that the Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. The tax opinion shall be supported by one or more fact certificates or affidavits from the Company and its Subsidiaries, in such form and content as may reasonably be requested by counsel to the Buyer;

     (f) At any time after the date of this Agreement, there shall not have occurred any material adverse change to the Company and its Subsidiaries, taken as a whole;

     (g) The Company shall have entered into employment agreements with each of Donald M. Ernst, Jerry E. Toth, David R.
Longsderff, Lawrence Bostwick, George Meyer, and John Molony, and such employment agreements shall be in full force and effect on the Merger Date; and

     (h) The License Agreement, dated January 17, 1998, between the Company and Yeh-Chaing Technology Corporation, as amended by the Addendum dated April 29, 1999, and the Trademark License, dated January 17, 1998, between the Company and Yeh-Chaing Technology Corporation, shall have been terminated in accordance with the terms of the Agreement, dated September 29, 2000, between the Company and Yeh-Chaing Technology Corporation.

     Section 8.3.  Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a)(i) the Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the Company shall have received a certificate signed by an executive officer of Buyer to the foregoing effect; and

     (b) The Buyer shall have received from Pepper Hamilton
LLP, counsel to the Buyer, an opinion, dated the Merger Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, that the Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by the holders of Company Stock upon the receipt of Buyer Common Stock in exchange for their shares of Company Stock, except to the extent of any cash received in lieu of a fractional share of Buyer Common Stock. The tax opinion shall be supported by one or more fact certificates or affidavits from the Buyer and its Subsidiaries, in such form and content as may reasonably be requested by Pepper Hamilton LLP.


			    ARTICLE 9

			   TERMINATION

     Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Date (notwithstanding any approval or adoption of this Agreement by the stockholders of the Company or the shareholders of Buyer):

     (a) by mutual written consent of the Company and Buyer;

     (b) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; (provided that any judgment, injunction, order or decree other than a temporary restraining order shall be deemed to have become final and non-appealable thirty days following the entry thereof);

     (c) by Buyer, upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, the effect of which is a Material Adverse Effect on the Company, provided that in either case such breach cannot or has not been cured within twenty (20) days after giving notice of such breach;

     (d) by the Company, upon a breach of any representation, warranty, covenant or agreement of Buyer, or if any representation or warranty of Buyer shall become untrue, the effect of which is a Material Adverse Effect on Buyer, provided that in either case such breach cannot or has not been cured within twenty (20) days after giving notice of such breach; or

     (e) by either of Buyer or Company, if the transaction contemplated by this Agreement shall not have been consummated on or before one hundred eighty (180) days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of such transaction to occur on or before such date.

     The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1.

     Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in the second sentence of Section 5.6, this Section 9.2 and Article 10 shall survive the termination hereof. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any representation or warranty or other provision of this Agreement prior to termination.


			   ARTICLE 10

			  MISCELLANEOUS

     Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including telecopy or similar writing) and shall be given, if to either Buyer Party, to:

	     Modine Manufacturing Company
	     1500 DeKoven Avenue
	     Racine, Wisconsin    53403
	     Fax:   (262) 636-1424
	     Attention:  President

     with a copy to:

	     Modine Manufacturing Company
	     1500 DeKoven Avenue
	     Racine, Wisconsin    53403
	     Fax:   (262) 636-1424
	     Attention:  General Counsel

     and

	     Schiff Hardin & Waite
	     1101 Connecticut Avenue
	     Washington, D.C.  20036
	     Fax: (202) 778-6460
	     Attention:  Shirley M. Lukitsch, Esq.

     if to the Company, to:

	     Thermacore International, Inc.
	     780 Eden Road
	     Lancaster, PA 17601
	     Fax:  (717) 569-3258
	     Attention:      Chairman
     with a copy to:

	     Pepper Hamilton LLP
	     1235 Westlakes Drive, Suite 400
	     Berwyn, PA 19312
	     Fax: (610) 640-7835
	     Attention:      James D. Rosener, Esq.

or to such other address or telecopy number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 10.1. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

     Section 10.2. Entire Agreement; Non-Survival of Representations and Warranties; No Third Party Beneficiaries. (a) This Agreement and the Confidentiality Agreement, dated August 11, 2000, between the Buyer and the Company constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on or give any Person other than the parties hereto or thereto any rights or remedies (except that Section 7.6 is intended to confer rights and remedies on the respective Persons specified therein).

     (b) The representations and warranties contained herein shall not survive the Merger Date.

     Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Merger Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (B) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding the foregoing, the conditions set forth in Section 8.1 may be amended or waived only to the extent, if any, permitted under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) Each of Buyer and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Company Proxy Statement (including SEC filing fees but excluding legal and accounting fees related thereto).

     (c) Buyer's right to receive any amounts contemplated by this Section 10.4, and its ability to enforce the provisions of
Section 10.4 shall not be subject to approval by the stockholders of the Company.

     Section 10.5.    Dollar Amounts.  All dollar amounts in this
Agreement refer to United States Dollars.

     Section 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights, but not its obligations, under this Agreement to a wholly-owned subsidiary of Buyer.

     Section 10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflict of laws).

     Section 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

		      [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

			   MODINE MANUFACTURING COMPANY


			   By: s/Donald R. Johnson
			       ----------------------------------------
			   Name:Donald R. Johnson
				---------------------------------------
			   Title:President and Chief Executive Officer
				 --------------------------------------

			   THERMACORE INTERNATIONAL, INC.


			   By: s/L. Ronald Hoover
			      -----------------------------------------
			   Name: L. Ronald Hoover
				---------------------------------------
			   Title: CEO - Chairman
				 --------------------------------------